UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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FORMFACTOR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FORMFACTOR, INC.
7005 Southfront Road
Livermore, California  94551
April 27, 2006

2006 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of FormFactor, Inc., which will be held at our offices located at 7005 Southfront Road, Livermore, California  94551, on Thursday, May 18, 2006, at 3:00 p.m., Pacific Daylight Time.

The agenda for the Annual Meeting is described in detail in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement. We urge you to carefully review the attached proxy materials.

Your vote is important.   Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by completing, dating, signing and promptly returning the accompanying proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares may be represented at the Annual Meeting. Returning the accompanying proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We thank you for your support and look forward to seeing you at the Annual Meeting.

With best regards,
Dr. Igor Y. Khandros	Joseph R. Bronson
Chief Executive Officer	President and Member of the
Office of Chief Executive Officer
Livermore, California
April 27, 2006

FORMFACTOR, INC.
7005 Southfront Road
Livermore, California  94551

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2006

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of FormFactor, Inc. will be held at our offices located at 7005 Southfront Road, Livermore, California  94551, on Thursday, May 18, 2006, at 3:00 p.m., Pacific Daylight Time, for the following purposes:

1.                To elect three Class III directors to our Board of Directors, each to serve on our Board of Directors until his successor has been elected and qualified or until his earlier death, resignation or removal. The director nominees are:

Joseph R. Bronson
James A. Prestridge
Harvey A. Wagner

2.                To ratify the selection of PricewaterhouseCoopers LLP as FormFactor’s independent auditor for the fiscal year ending December 30, 2006.

3.                To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement for the 2006 Annual Meeting of Stockholders accompanying this Notice. The record date for determining those stockholders of our company who will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof is March 31, 2006. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at FormFactor’s principal executive offices.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by completing, dating, signing and promptly returning the accompanying proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares may be represented at the Annual Meeting. Returning the accompanying proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Stuart L. Merkadeau
Secretary
Livermore, California
April 27, 2006

The information in the Stock Price Performance Graph, the Report of the Audit Committee and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be “soliciting material” or to be filed under those Acts.

Please note that information on FormFactor’s website is not incorporated by reference in this Proxy Statement.

FORMFACTOR, INC.

7005 Southfront Road

Livermore, California  94551

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

April 27, 2006

GENERAL

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of FormFactor, Inc., a Delaware corporation, with respect to the 2006 Annual Meeting of Stockholders to be held at our offices located at 7005 Southfront Road, Livermore, California  94551, on Thursday, May 18, 2006, at 3:00 p.m., Pacific Daylight Time, and at any adjournment or postponement of the Annual Meeting.

This Proxy Statement and the accompanying proxy card were first mailed to our stockholders on or about April 27, 2006. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 was enclosed with this Proxy Statement in such mailing.

Purpose of Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Voting and Solicitation

Record Date.   Only stockholders of record of our common stock at the close of business on March 31, 2006, which is the record date, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, we had 45,767,412 shares of FormFactor common stock outstanding and entitled to vote, which were held by 125 stockholders of record.

Voting Rights.   Holders of our common stock are entitled to one vote for each share held as of the record date. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees for director and the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, all as presented in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement. Please note that if your shares of our common stock are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Quorum.   A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required to Approve Proposals.   With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders may not cumulate votes in the election of directors. Approval and adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by the stockholders.

Effect of Abstentions and Broker Non-Votes.   Abstentions will have no effect with regard to the election of directors, since approval of a percentage of shares present or outstanding is not required for this proposal, and will have the same effect as negative votes with regard to all other matters. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Brokers that are members of certain exchanges are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting, and will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether a quorum is present, but would not be considered entitled to vote on the proposal and would not be taken into account in determining the outcome of the non-routine proposal.

Recommendations of our Board of Directors

Proposal No. 1.   Our Board of Directors recommends a vote FOR the election of Joseph R. Bronson, James A. Prestridge and Harvey A. Wagner to our Board of Directors as Class III directors.

Proposal No. 2.   Our Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 30, 2006.

How to Vote

Voting by Mail.   By completing, dating, signing and returning the proxy accompanying this Proxy Statement in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States), you are authorizing the individuals named on the proxy, who are officers of FormFactor and are known as proxy holders, to vote your shares at the Annual Meeting in the manner that you indicate. We encourage you to sign and return the proxy even if you plan to attend the Annual Meeting. In this way, your shares will be voted if you are unable to attend the Annual Meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, date, sign and return all proxies to ensure that all of your shares of our common stock are voted at the Annual Meeting.

Voting in Person.   If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of such shares.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting, or at the Annual Meeting prior to the commencement of voting at the Annual Meeting. A proxy may be revoked by any of the following methods:

•       a written instrument delivered to us stating that the proxy is revoked;

•       a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

•       attendance at the Annual Meeting and voting in person.

Please note, however, that if your shares of our common stock are held of record by a broker, bank or other nominee and you wish to vote such shares at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of such shares.

Adjournment of Annual Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies; Solicitation

We will pay the entire cost for soliciting proxies to be voted at the Annual Meeting, including the preparation, assembly, printing and mailing of these proxy materials. Copies of these proxy materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In these cases, we may reimburse the record holders for their reasonable expenses for forwarding proxy materials to, and obtaining authority to execute proxies from, such beneficial owners. Following the original mailing of these proxy materials, our directors, officers and employees may also solicit proxies by mail, telephone or in person. We will not pay any compensation to these individuals for their proxy solicitation efforts, but we may reimburse them for reasonable out-of pocket expenses in connection with any solicitation. In addition, we may engage a proxy solicitor to assist in the solicitation of proxies from our stockholders. If we engage a proxy solicitor, we expect that the fees we would pay to the proxy solicitor would not exceed $5,000, plus reasonable out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The first proposal is to elect three Class III directors to our Board of Directors. The Class III nominees are Joseph R. Bronson, James A. Prestridge and Harvey A. Wagner, who are current directors of FormFactor. These nominees have been duly recommended by our Governance Committee and duly nominated by our Board of Directors, and have agreed to stand for reelection. The proxy holders intend to vote all proxies received by them for Messrs. Bronson, Prestridge and Wagner, unless otherwise instructed. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted for a nominee designated by our Board of Directors to fill the vacancy. As of the date of this Proxy Statement, our Board of Directors is not aware that any nominee is unable or will decline to serve as a director of our company.

Our Board of Directors recommends a vote FOR the election of Joseph R. Bronson, James A. Prestridge and Harvey A. Wagner to our Board of Directors as Class III directors.

Board of Directors

Our Board of Directors consists of seven members and is divided into three classes, which we have designated as Classes I, II and III. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. The Class III directors will be elected at the Annual Meeting, the Class I directors will be elected at our 2007 Annual Meeting of Stockholders and the Class II directors will be elected at our 2008 Annual Meeting of Stockholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Our Board of Directors has determined that each of our directors, other than Dr. Khandros who is our Chief Executive Officer and Mr. Bronson who is our President and Member of the Office of Chief Executive Officer, is independent within the meaning of the rules of the Nasdaq National Market. Accordingly, more than a majority of the members of our Board are independent.

Information regarding our Class III and other directors, including their names and positions with our company, is set forth in the table below.

Name of Director	Age	Class	Position With FormFactor	Director Since
Dr. Homa Bahrami(2),(3)	51	II	Director	December 2004
Joseph R. Bronson	57	III	President, Member of the Office of Chief Executive Officer and Director	April 2002
Dr. Thomas J. Campbell(3)	53	I	Director	January 2006	(4)
G. Carl Everett, Jr.(1),(2)	55	II	Director	June 2001
Dr. Igor Y. Khandros	51	I	Chief Executive Officer and Director	April 1993
James A Prestridge(1),(2)	74	III	Chairman of the Board of Directors	April 2002
Harvey A. Wagner(1),(3)	65	III	Director	February 2005

(1)          Current member of the Audit Committee.

(2)          Current member of the Compensation Committee.

(3)          Current member of the Governance Committee.

(4)          Dr. Campbell previously served as a FormFactor Director from July 2003 through November 2004.

Dr. Homa Bahrami has served as a Director since December 2004. Dr. Bahrami is a Senior Lecturer at the Haas School of Business, University of California at Berkeley. Dr. Bahrami has been on the Haas School faculty since 1986 and is widely published on organizational design and organizational development challenges and trends in the high technology sector. Dr. Bahrami holds a Ph.D. in organizational behavior from Aston University, U.K.

Joseph R. Bronson has served as a Director since April 2002. Mr. Bronson has served as our President and a Member of the Office of Chief Executive Officer since November 2004. Mr. Bronson was an Executive Vice President of Applied Materials, Inc., a manufacturer of semiconductor wafer fabrication equipment, from December 2000 to October 2004, and a member of the Office of the President and the Chief Financial Officer of Applied Materials from January 1998 to October 2004. Mr. Bronson served as a Senior Vice President and as the Chief Administrative Officer of Applied Materials from January 1998 to December 2000 and as Group Vice President of Applied Materials from April 1994 to January 1998. Mr. Bronson serves on the Board of Directors of two publicly traded companies, Jacobs Engineering Group Inc. where he is Chairman of the Audit Committee and Advanced Energy Industries, Inc. where he is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Bronson is a Certified Public Accountant and holds a B.S. in accounting from Fairfield University and an M.B.A. from the University of Connecticut.

Dr. Thomas J. Campbell has served as a Director since January 2006. Dr. Campbell previously served as a Director from July 2003 through November 2004, when he resigned to become the Director of Finance for the State of California. Dr. Campbell was the California Director of Finance from December 2004 through November 2005. Dr. Campbell has served as the Dean of the Haas School of Business at the University of California at Berkeley since August 2002, taking a leave of absence from this post when he became California Director of Finance. Dr. Campbell was a professor at Stanford Law School from 1983 to August 2002. Dr. Campbell served as a U.S. congressman from 1989 to 1993 and from 1995 to January 2001, and as a California state senator from 1993 to 1995. Dr. Campbell also served as Director of the Federal Trade Commission’s Bureau of Competition from 1981 to 1983. Dr. Campbell holds a B.A., an M.A. and a Ph.D. in economics from the University of Chicago, and a J.D. from Harvard Law School.

G. Carl Everett, Jr. has served as a Director since June 2001. Mr. Everett founded GCE Ventures, a venture advisement firm, in April 2001. Mr. Everett is also a partner at Accel Partners, an early stage venture capital firm. From February 1998 to April 2001, Mr. Everett served as Senior Vice President, Personal Systems Group of Dell Computer Corporation. During 1997, Mr. Everett was on a personal sabbatical. From 1978 to December 1996, Mr. Everett held several management positions with Intel Corporation including, Senior Vice President and General Manager of the Microprocessor Products Group, and Senior Vice President and General Manager of the Desktop Products Group. Mr. Everett currently serves on the board of directors of four privately held companies. Mr. Everett holds a B.A. in business administration from New Mexico State University.

Dr. Igor Y. Khandros founded FormFactor in April 1993. Dr. Khandros has served as our Chief Executive Officer as well as a Director since that time. Dr. Khandros also served as our President from April 1993 to November 2004. From 1990 to 1992, Dr. Khandros served as the Vice President of Development of Tessera, Inc., a provider of chip scale packaging technology that he co-founded. From 1986 to 1990, he was employed at the Yorktown Research Center of IBM Corporation as a member of the technical staff and a manager. From 1979 to 1985, Dr. Khandros was employed at ABEX Corporation, a casting foundry and composite parts producer, as a research metallurgist and a manager, and he was an engineer from 1977 to 1978 at the Institute of Casting Research in Kiev, Ukraine. Dr. Khandros holds an M.S. equivalent degree in metallurgical engineering from Kiev Polytechnic Institute in Kiev, Ukraine, and a Ph.D. in metallurgy from Stevens Institute of Technology.

James A. Prestridge has served as a Director since April 2002. Mr. Prestridge served as a consultant for Empirix Inc., a provider of test and monitoring solutions for communications applications, from October 2001 until October 2003. From June 1997 to January 2001, Mr. Prestridge served as a Director of five private companies that were amalgamated into Empirix. Mr. Prestridge served as a director of Teradyne Inc., a manufacturer of automated test equipment, from 1992 until 2000. Mr. Prestridge was Vice-Chairman of Teradyne from January 1996 until May 2000 and served as Executive Vice President of Teradyne from 1992 until May 1997. Mr. Prestridge holds a B.S. in general engineering from the U.S. Naval Academy and an M.B.A. from Harvard University. Mr. Prestridge served as a Captain in the U.S. Marine Corps.

Harvey A. Wagner has served as a Director since February 2005. Mr. Wagner has served as President and Chief Executive Officer of Quovadx, Inc., a Nasdaq-listed software and services firm, since October 2004, and as a member of the Board of Directors of Quovadx since April 2004. From May 2004 through October 2004, Mr. Wagner served as acting President and Chief Executive Officer of Quovadx. Prior to joining Quovadx, he served as Executive Vice President and Chief Financial Officer of Mirant Corporation, an independent energy company, from January 2003 through April 2004. In July 2003, Mirant filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and exited Chapter 11 in January 2006. Mr. Wagner joined Mirant shortly after the Securities and Exchange Commission launched an informal investigation into Mirant’s accounting practices. Prior to joining Mirant, Mr. Wagner was Executive Vice President of Finance, Secretary, Treasurer, and Chief Financial Officer at Optio Software, Inc. from February 2002 to December 2002. From May 2001 to January 2002, he performed independent consulting services for various corporations. He was Chief Financial Officer, General Manager, and Chief Operating Officer for PaySys International, Inc. from December 1999 to April 2001. Mr. Wagner also serves on the Board of Directors of Cree, Inc., a publicly traded company where he is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Governance Committee, as well as a privately held company. Mr. Wagner holds a B.B.A. in accounting from the University of Miami in Coral Gables, Florida.

Emeritus Program

Our Board of Directors established an Emeritus program on May 19, 2005 under which our Board may appoint former directors to the position of Director Emeritus or Chairperson Emeritus in recognition of their service to our company and to assist in continuity of membership on our Board. Persons who accept appointment to the position of Director Emeritus or Chairperson Emeritus, as the case may be, provide advisory and consulting services on such business matters as our Board may determine and may participate in all meetings of our Board in a non-voting capacity. A Director Emeritus or Chairperson Emeritus serves for a one-year term that expires at the following annual meeting of our stockholders, which term is renewable. A Director Emeritus or Chairperson Emeritus is entitled to receive the same compensation for meetings actually attended as members of our Board of Directors, but they are not entitled to any stock grants, fees or retainers. Our Board of Directors appointed Dr. William H. Davidow, who served as a Director of FormFactor from April 1995 to August 2005, and as Chairman of the Board of Directors from June 1996 to August 2005, Chairperson Emeritus effective as of August 5, 2005.

Board Meetings

During our fiscal year ended December 31, 2005, our Board of Directors held eight meetings, including three telephone conference meetings. During fiscal 2005, all of the directors attended all of the meetings of the Board of Directors during the period that such director served, other than Dr. Bahrami, Dr. Davidow and Mr. Everett who each attended all meetings but one, or 87.5% of such meetings.

The independent members of our Board of Directors meet regularly in executive sessions outside of the presence of management. The independent members met four times during fiscal 2005 in which all independent members attended.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each committee has adopted a charter, which our Board of Directors has approved. A copy of the charter of each committee is posted on our company’s website at http://www.formfactor.com.

Audit Committee.   The Audit Committee oversees our company’s accounting and financial reporting processes and the audits of our financial statements, including oversight of our systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirements, our internal audit function and the selection, compensation and evaluation of our independent registered public accounting firm. The current members of our Audit Committee are Messrs. Everett, Prestridge and Wagner. Mr. Wagner has served as the chairperson of this committee since March 1, 2005. In January and February 2005, our Audit Committee was comprised of Messrs. Everett and Prestridge, with Mr. Everett serving as interim chairperson. Our Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of the Securities and Exchange Commission and the Nasdaq National Market, and is able to read and understand fundamental financial statements as contemplated by such rules. Our Board of Directors has also determined that Mr. Wagner is the audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission and is financially sophisticated within the meaning of the rules of the Nasdaq National Market. The Audit Committee met eleven times, including seven telephone conference meetings, during the fiscal year ended December 31, 2005. During fiscal 2005, all of the committee members attended all of the meetings of the Audit Committee during the period that such committee members served, other than Messrs. Everett and Prestridge who each attended all meetings but one, or 90.9% of such meetings.

Compensation Committee.   The Compensation Committee oversees our company’s compensation policies and programs, determines the compensation of our executive officers, and administers our equity and benefit plans. Since August 2005, the members of our Compensation Committee have been Dr. Bahrami and Messrs. Everett and Prestridge. From January to August 2005, our Compensation Committee was comprised of Messrs. Davidow, Everett and Prestridge. Mr. Prestridge is the current chairperson of this committee and served as chairperson during fiscal 2005. Our Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the rules of the Nasdaq National Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met six times during the fiscal year ended December 31, 2005. During fiscal 2005, all of the committee members attended all of the meetings of the Compensation Committee during the period that such committee members served.

Governance Committee.   The Governance Committee oversees our company’s corporate governance practices and our process for identifying, evaluating and recommending for nomination by our Board of Directors individuals for service on the Board and its committees. The current members of the Governance Committee are Dr. Bahrami and Messrs. Campbell and Wagner. During fiscal 2005, our Governance Committee was comprised of Dr. Bahrami, Dr. Davidow and Mr. Prestridge, except during August through December 2005, for which period this committee was comprised of Dr. Bahrami and Messrs. Everett and Wagner. Dr. Bahrami is the current chairperson of this committee and served as chairperson during fiscal 2005. Our Board of Directors has determined that each member of the Governance Committee is independent within the meaning of the rules of the Nasdaq National Market and a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934. The

Governance Committee met five times, including one telephone conference meeting, during the fiscal year ended December 31, 2005. During fiscal 2005, all of the committee members attended all of the meetings of the Governance Committee during the period that such committee members served, other than Mr. Wagner who attended two of three meetings, or 66.7% of such meetings.

Director Compensation

For fiscal 2005, our non-employee directors received an annual retainer of $20,000, $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically, and $1,000 for each Board committee meeting attended. In addition, the Chairman of our Board and each Board committee chairperson received annual compensation of $15,000 and $5,000, respectively. For fiscal 2004 and fiscal 2003, our non-employee directors received an annual retainer of $12,500, $1,000 for each Board meeting whether attended in person or telephonically, and $500 for each Board committee meeting attended, and chairpersons received no additional compensation for their services. Prior to fiscal 2003, our non-employee directors did not receive cash compensation for their services as directors. Our directors who are employees of our company do not receive cash compensation for their services as directors. All of our directors are reimbursed for their reasonable expenses in attending Board and Board committee meetings.

Each of our directors is eligible to participate in our 2002 Equity Incentive Plan. Under this plan, option grants to directors who are our employees, or employees of a parent or subsidiary of ours, are made at the discretion of the Compensation Committee, and option grants to directors who are not our employees, or employees of a parent or subsidiary of ours, are automatic and non-discretionary under this plan. Each non-employee director who becomes a member of our Board of Directors is granted an option to purchase 12,500 shares of our common stock effective as of the date that director joins the Board. In addition, immediately after each annual meeting of our stockholders, each non-employee director is automatically granted an additional option to purchase 12,500 shares of our common stock, which is subject to pro-ration if such director has not served as a director for the full 12 months since the preceding option grant to such director.

Each option granted to a director under our 2002 Equity Incentive Plan has an exercise price equal to the fair market value of our common stock on the date of grant. The options terminate three months after the date the director ceases to be a director or consultant or 12 months if the termination is due to death or disability. All options granted to non-employee directors vest over a one-year period at a rate of 1/12th of the total shares granted at the end of each full succeeding month, so long as the non-employee director continuously remains our director or consultant. All succeeding option grants to non-employee directors vest as to 1/12th of the total shares granted at the end of each full succeeding month from the later of the date of grant or the date when all outstanding stock options and all outstanding shares issued upon exercise of any stock options granted to the non-employee director prior to the grant of such succeeding grant have fully vested. In the event of our dissolution or liquidation or a change in control transaction, options granted to our non-employee directors under the plan will become 100% vested and exercisable in full.

The following non-employee directors were granted options to purchase shares of our common stock under the 2002 Equity Incentive Plan, with the terms described above, in fiscal 2005:

Director	Grant	Exercise Price Per Share	Number of Shares
Dr. Homa Bahrami	May 2005	$26.34	5,513
G. Carl Everett, Jr.	May 2005	$26.34	12,500
James A Prestridge	May 2005	$26.34	12,500
Harvey A. Wagner	February 2005	$23.23	12,500
	May 2005	$26.34	2,910

Members of our board of directors, who are employees of FormFactor, or any parent or subsidiary of FormFactor, are also eligible to participate in our other employee benefit plans, including our 2002 Employee Stock Purchase Plan, 401(k) Plan, and if applicable based on their position with FormFactor, or any parent or subsidiary of FormFactor, in our Key Employee Bonus Plan and Sales Incentive Plan. See “Executive Compensation and Related Information” for more information regarding these plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time since our incorporation been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

Consideration of Director Nominees

Our Governance Committee identifies, evaluates and recommends individuals for nomination by our Board of Directors for election as directors of our Board. The committee generally identifies nominees based upon recommendations by our directors and management. In addition, our Governance Committee also considers recommendations properly submitted by our stockholders. The committee may retain recruiting professionals to assist in the identification and evaluation of candidates for director nominees. To date, we have not paid any third parties to assist us in this process.

In selecting nominees for our Board of Directors, the Governance Committee considers candidates based on the need to satisfy the applicable rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq National Market, including the requirements for independent directors and an audit committee financial expert. Our Governance Committee also evaluates candidates in accordance with its charter, assessing a number of factors, including the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for our Board generally, and the candidate’s integrity, business acumen, understanding of our company’s business and industry, diversity, availability, the number of other boards on which the candidate serves, independence of thought, and overall ability to represent the interests of all stockholders of our company. The Governance Committee uses the same standards to evaluate nominees proposed by our directors, management and stockholders.

Stockholders can recommend qualified candidates for our Board of Directors by writing to our Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California  94551. When making recommendations, a stockholder should submit recommendations for individuals that meet at least the criteria outlined above. Such recommendations should be accompanied by the information required by our bylaws and Regulation 14A under the Securities Exchange Act of 1934, which includes evidence of the nominating stockholder’s ownership of FormFactor common stock, biographical information regarding the candidate, and the candidate’s written consent to serve as a director if elected. We require that any such recommendations for inclusion in our proxy materials for our 2007 Annual Meeting of Stockholders be made no later than December 28, 2006 to ensure adequate time for meaningful consideration by the committee. See “Proposals for 2007 Annual Meeting of Stockholders” for additional information regarding deadlines for submitting proposals. Properly submitted recommendations will be forwarded to our Governance Committee for review and consideration. The committee may consider in the future whether our company should adopt a more formal policy regarding stockholder nominations.

After evaluating Messrs. Bronson, Prestridge and Wagner, our Governance Committee recommended to our Board of Directors in accordance with its charter, and our Board approved, the nomination of these current directors for election to our Board at our Annual Meeting.

Corporate Codes

We have adopted a Statement of Corporate Code of Business Conduct that applies to our directors, officers and employees, and a Statement of Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and the employees in our finance department. In addition, we have adopted a Statement of Policy Regarding Corporate Code Violations (Complaints and Concerns and WhistleBlowers) that is designed to ensure that all of our directors, officers and employees observe high standards of personal and business ethics consistent with the Code of Business Conduct and the Code of Ethics, and to provide a forum to which our directors, officers and employees may report violations or suspected violations of our codes of conduct without fear of harassment, retaliation or adverse employment consequences. These corporate codes are posted on our company’s website at http://www.formfactor.com.

Stockholder Communications with our Board

Our stockholders may communicate with our Board of Directors or any of our individual directors by submitting correspondence by mail to our Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California  94551, or by electronic mail at corporatesecretary@formfactor.com. Our Corporate Secretary or his designee will review such correspondence and provide such correspondence and/or summaries thereof, as appropriate, to our Board of Directors. Our Corporate Secretary or his designee will handle correspondence relating to accounting, internal controls or auditing matters in accordance with our Statement of Policy Regarding Corporate Code Violations (Complaints and Concerns and WhistleBlowers), which Statement is available on our company’s website at http://www.formfactor.com. Our Governance Committee will periodically review our process for stockholders to communicate with our Board of Directors to ensure effective communications.

Board Attendance at Annual Meetings

We encourage the members of our Board of Directors to attend our annual meeting of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at annual meetings. All of our directors at the time of our 2005 Annual Meeting of Stockholders attended that annual meeting.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The second proposal is to ratify the selection of PricewaterhouseCoopers LLP as FormFactor’s independent registered public accounting firm for the fiscal year ending December 30, 2006. The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform the audit of our financial statements for fiscal 2006, and our stockholders are being asked to ratify such selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

Ratification by our stockholders of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by applicable law, our certificate of incorporation, our bylaws or otherwise. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify this selection, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

Our Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 30, 2006.

Principal Auditor Fees and Services

The following is a summary of fees for professional services rendered to our company by PricewaterhouseCoopers LLP, our independent registered public accounting firm, during the fiscal years ended December 31, 2005, and December 25, 2004.

	2005	2004
Audit Fees	$1,131,000	$1,014,000
Audit-Related Fees	—	—
Tax Fees	227,000	82,000
All Other Fees	—	—
TOTAL	$1,358,000	$1,096,000

Audit Fees.   Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audits of management’s assessment of our internal control over financial reporting and the effectiveness of our internal control over financial reporting, review of our consolidated financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.   Consists of fees billed for assurance and related services that are traditionally performed by the independent accountant and generally are overseen by a licensed accountant and are not reported under “Audit Fees.”

Tax Fees.   Consists of fees billed for professional services for tax compliance, tax preparation, tax advice and tax planning. These services consist of assistance regarding federal, state and international tax compliance, assistance with the preparation of various tax returns, research and design tax study and international compliance.

All Other Fees.   Consists of fees for products and services other than the services reported above.

Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services described above with respect to audit fees, tax fees and all other fees were pre-approved by our Audit Committee pursuant to its pre-approval policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of our Securities

The following table presents information regarding the beneficial ownership of our common stock as of April 1, 2006 for:

•       each person or entity known by us to own beneficially more than 5% of our common stock;

•       each of our directors;

•       our Chief Executive Officer, and the other executive officers named in the executive compensation table below; and

•       all of our directors and such executive officers as a group.

The percentage of beneficial ownership for the following table is based on 45,767,412 shares of our common stock outstanding as of April 1, 2006. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of April 1, 2006 through the exercise of any option, unit, warrant or other right, and restricted shares of our common stock, which are subject to a lapsing right of repurchase at their initial purchase price. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has exercised options or warrants into shares of our common stock.

To our knowledge, except under community property laws or as otherwise noted, the persons named in the table below have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, each director, officer and 5% stockholder listed below maintains a mailing address of c/o FormFactor, Inc., 7005 Southfront Road, Livermore, California  94551.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with FMR Corp.(1)	6,010,355	13.1%
Entities affiliated with Franklin Resources, Inc.(2)	3,491,469	7.6
Dr. Igor Y. Khandros(3)	2,736,491	5.9
Benjamin N. Eldridge(4)	383,949	*
Yoshikazu Hatsukano(5)	237,054	*
Stuart L. Merkadeau(6)	171,628	*
Joseph R. Bronson(7)	145,779	*
Peter B. Mathews(8)	117,850	*
Ronald C. Foster(9)	33,015	*
James A. Prestridge(10)	88,748	*
G. Carl Everett, Jr.(11)	47,118	*
Dr. Homa Bahrami(12)	21,013	*
Harvey A. Wagner(13)	15,410	*
Dr. Thomas J. Campbell(14)	12,500	*
All directors and executive officers as a group (12 persons)	4,010,555	8.5%

             *  Represents beneficial ownership of less than 1%.

   (1)  As reported in the Schedule 13G/A of FMR Corp. and related persons for beneficial ownership as of December 31, 2005, which was filed on February 14, 2006 with the Securities and Exchange Commission. The address of FMR Corp. and related persons is 82 Devonshire Street, Boston, Massachusetts  02109.

   (2)  As reported in the Schedule 13G of Franklin Resources, Inc. and related persons for beneficial ownership as of December 31, 2005, which was filed on February 8, 2006 with the Securities and Exchange Commission. The address of Franklin Resources, Inc. and related persons is One Franklin Parkway, San Mateo, California  94403.

   (3)  Includes (i) 166,561 vested shares issuable upon exercise of Dr. Khandros’ stock options that are exercisable within 60 days of April 1, 2006, (ii) 8,500 shares issuable pursuant to restricted stock units that are exercisable within 60 days of April 1, 2006, (iii) 190,000 shares held by Susan Bloch, Dr. Khandros’ spouse, and (iv) 250,000 shares held by The Susan Bloch 2005 Grantor Retained Annuity Trust U/A dated 8/16/05. Dr. Khandros has expressly disclaimed beneficial ownership of the shares held by such trust.

   (4)  Includes 32,070 shares held by the Benjamin Niles Eldridge and Carol McKenzie-Wilson Living Trust. Includes 347,258 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 284,258 shares will be vested and 63,000 shares will be unvested.

   (5)  Includes 117,754 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 99,379 shares will be vested and 18,375 shares will be unvested.

   (6)  Includes 162,442 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 129,108 shares will be vested and 33,334 shares will be unvested.

   (7)  Includes 7,000 shares that are indirectly beneficially owned by Mr. Bronson (5,000 shares held by a revocable trust, 1,000 shares held in a custodian account for a minor child and 1,000 shares held as joint tenants with a child). Includes 87,500 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 77,083 shares will be vested and 10,417 shares will be unvested.

   (8)  Includes 115,217 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 98,967 shares will be vested and 16,250 shares will be unvested.

   (9)  Includes 32,083 vested shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006.

(10) Includes 13,748 shares held by the Prestridge Family Trust. Includes 75,000 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 52,083 shares will be vested and 22,917 shares will be unvested.

(11) Includes 22,118 shares held by the Everett Family Revocable Trust. Includes 25,000 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 11,458 shares will be vested and 13,542 shares will be unvested.

(12) Includes 18,013 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 21,971 shares will be vested and 1,042 shares will be unvested.

(13) Includes 15,410 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 14,584 shares will be vested and 826 shares will be unvested.

(14) Includes 12,500 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2006, of which 4,166 shares will be vested and 8,334 shares will be unvested.

Equity Compensation Plans

The following table sets forth certain information, as of December 31, 2005, concerning securities authorized for issuance under all equity compensation plans of FormFactor:

Plan Category	Number of Securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation plans approved by our stockholders(1),(2)	7,216,521	$16.91	5,392,339
Equity compensation plans not approved by our stockholders	—	—	—
Total:	7,216,521	$16.91	5,392,339

(1)          Includes our 2002 Equity Incentive Plan, 2002 Employee Stock Purchase Plan, Incentive Option Plan, Management Incentive Option Plan and 1996 Stock Option Plan. We do not have any options outstanding under our 1995 Option Plan. Since the effectiveness of our 2002 Equity Incentive Plan in connection with our initial public offering, we do not grant any options under our Incentive Option Plan, Management Incentive Option Plan, 1996 Stock Option Plan and 1995 Option Plan.

(2)          Our 2002 Equity Incentive Plan and our 2002 Employee Stock Purchase Plan provide that on each January 1st, the number of shares available for issuance under such plans shall increase by an amount equal to 5% of the total outstanding shares of FormFactor as of December 31st of the prior year for the Equity Incentive Plan and 1% of the total outstanding shares of FormFactor as of December 31st of the prior year for the Employee Stock Purchase Plan.

STOCK PRICE PERFORMANCE GRAPH

The following graph shows the total stockholder return of an investment of $100 in cash on June 12, 2003, the date our common stock began to trade on the Nasdaq National Market, through December 31, 2005, the last date of trading of our fiscal 2005 for (1) our common stock, (2) the S&P 500 Index and (3) the RDG Semiconductor Composite Index. All values assume reinvestment of the full amount of all dividends. No cash dividends have been declared on shares of our common stock. Stockholder returns over the indicated period are based on historical data and are not necessarily indicative of future stockholder returns.

COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
AMONG FORMFACTOR, INC., THE S & P 500 INDEX
AND THE RDG SEMICONDUCTOR COMPOSITE INDEX

	Cumulative Total Return
	6/12/03	9/03	12/03	3/04	6/04	9/04	12/04	3/05	6/05	9/05	12/05
FORMFACTOR, INC.	100.00	154.21	141.43	149.21	160.36	138.36	193.86	161.71	188.71	163.00	174.50
S & P 500	100.00	103.96	116.61	118.59	120.63	118.38	129.30	126.52	128.26	132.88	135.65
RDG SEMICONDUCTOR COMPOSITE	100.00	130.85	135.34	129.55	120.13	102.91	116.73	115.12	131.69	132.37	142.76

*                    $100 invested on 6/12/03 in stock or on 5/31/03 in index-including reinvestment of dividends.
Fiscal year ending December 31.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of FormFactor’s financial statements, the effectiveness of FormFactor’s internal control over financial reporting, the qualifications, independence and performance of FormFactor’s independent registered public accounting firm, the performance of FormFactor’s internal audit function, and compliance by FormFactor with legal and regulatory requirements and by employees and officers with FormFactor’s Statement of Corporate Code of Business Conduct and the Statement of Financial Code of Ethics. Management has the primary responsibility for the financial statements and the reporting process, including FormFactor’s system of internal control over financial reporting. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of FormFactor as of and for the year ended December 31, 2005, including a discussion of the quality and the acceptability of FormFactor’s financial reporting and controls and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies.

The Audit Committee obtained from FormFactor’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Committee considered and determined that such accountants’ provision of non-audit services to FormFactor is compatible with maintaining the accountants’ independence. The Committee reviewed various matters with the accountants, who are responsible for expressing an opinion on FormFactor’s financial statements as of and for the year ended December 31, 2005, for expressing an opinion on FormFactor’s internal control over financial reporting and for attesting to management’s report on internal control over financial reporting, based on their audit. The Committee met with the accountants, with and without management present, and discussed the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, “Communication with Audit Committees,” including their judgment as to the quality and the acceptability of FormFactor’s financial reporting, internal control over financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Committee also discussed with the accountants various control deficiencies, including a material weakness, identified in FormFactor’s internal control over financial reporting and the remediation steps management has taken and proposed to take to address them.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that FormFactor’s financial statements as of and for the year ended December 31, 2005 be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, and is presenting for stockholder ratification at FormFactor’s 2006 Annual Meeting of Stockholders, PricewaterhouseCoopers LLP as FormFactor’s independent registered public accounting firm.

Submitted by the Audit Committee
Harvey A. Wagner, Chairperson
G. Carl Everett, Jr.
James A. Prestridge

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of FormFactor determines the salaries, bonuses and other compensation of our executive officers. The Compensation Committee is composed of the three directors named below. Each member of the Compensation Committee is independent within the meaning of the rules of the Nasdaq National Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written charter adopted by our Board of Directors and by the Compensation Committee that is reviewed annually.

Compensation Policy.   The Compensation Committee believes that the compensation programs for the executive officers of FormFactor should be designed to attract, motivate, reward and retain talented executives, which are critical to the success of the company. The Compensation Committee also believes that such compensation programs should relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables FormFactor to attract, motivate, reward and retain key executive officers. Within this overall philosophy, the committee’s objectives are to:

•       offer a total compensation package that is competitive with total compensation packages in effect at technology companies that are of comparable size to FormFactor, that engage in similar or complementary industries, and with which FormFactor competes for executive personnel;

•       provide annual incentive awards, such as cash bonuses and stock-based incentive awards, that take into account FormFactor’s overall financial performance and future potential performance in terms of designated corporate objectives, as well as individual contributions; and

•       align the interests of FormFactor’s executive officers with those of the company’s stockholders by providing significant equity-based, long-term incentive awards.

Base Salary.   Base salaries for executive officers for the fiscal year ended December 31, 2005 were generally determined on an individual basis by evaluating each executive officer’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Annual Incentive Awards.   In the past, FormFactor has included performance-based bonuses, payable in cash, as part of each executive officer’s annual compensation plan. Annual performance-based bonuses are based on mutually agreed upon goals and objectives that reflect both long and short-term company achievements. This practice is expected to continue and each executive officer’s annual performance will be measured by the achievement of established goals and objectives.

Long-Term Incentive Awards.   The Compensation Committee believes that equity-based compensation links the interests of FormFactor’s executive officers with the long-term interests of the company’s stockholders and encourages the company’s executive officers to continue to work for FormFactor. Stock options generally have value for executive officers only if the price of common stock increases above the fair market value on the grant date and the officer continues in the employment of the company for the period required for the shares to vest.

The Compensation Committee grants stock options to its executive officers in accordance with the 2002 Equity Incentive Plan and the company’s written policy on stock option grant timing. Stock options have been granted to executive officers when the officer first joins our company, in the annual stock grant program with option grants determined by performance and in light of total equity compensation in the marketplace, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Compensation Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and for each officer, it is primarily based on the officer’s anticipated future contribution and ability to impact current and future results, past performance and consistency within the officer’s peer group. In the fiscal year ended December 31, 2005, the Compensation Committee considered these and other factors, including the number of stock options held by executive officers as of the date of the grant that remained unvested. The vesting for stock options is designed to further ensure the retention of the company’s officers. The stock options are granted at a price that is equal to the fair market value of FormFactor’s common stock on the date of grant.

Chief Executive Officer Compensation.   The base salary, annual incentive awards and long-term incentive awards of Dr. Igor Y. Khandros, the chief executive officer of FormFactor, for the fiscal year ended December 31, 2005 as described in this Proxy Statement under the heading “Executive Compensation and Related Information” were determined by the Compensation Committee in a manner consistent with the factors described above for all of the company’s executive officers. For fiscal 2006, the Compensation Committee will evaluate the compensation of FormFactor’s chief executive officer consistent with the factors described above for all executive officers.

Effect of Internal Revenue Code Section 162(m) Limitation.   Section 162(m) of the Internal Revenue Code limits the tax deduction of a publicly held company in any taxable year to $1,000,000 for compensation paid to the chief executive officer and the four other most highly compensated executive officers. Having considered the requirements of Section 162(m), the Compensation Committee believes that grants made pursuant to the 2002 Equity Incentive Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1,000,000 limit. The Compensation Committee’s present intention is to comply with Section 162(m), although the committee may award compensation that does not comply with Section 162(m) depending upon the specific circumstances if in the best interests of FormFactor and its stockholders.

Submitted by the Compensation Committee
James A. Prestridge, Chairperson
Homa Bahrami, Ph.D.
G. Carl Everett, Jr.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Compensation

The following table presents information regarding the compensation received during fiscal 2005, 2004 and 2003 by our chief executive officer and certain of our executive officers who served during fiscal 2005. As stated in our Annual Report on Form 10-K for fiscal 2005, Messrs. Eldridge, Hatsukano and Mathews are not executive officers of our company for fiscal 2006. The compensation table excludes other compensation in the form of perquisites and other personal benefits to an executive officer where that compensation constituted less than the lesser of $50,000 or 10% of his total annual salary and bonus for such fiscal year, other than as set forth below.

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Compensation		Restricted Stock Awards		Securities Underlying Options
Dr. Igor Y. Khandros	2005	$320,016		$468,831		$—		$400,520	(10)	158,000
Chief Executive Officer	2004	300,097		194,911		—		—		—
	2003	276,963		210,319		—		—		234,228
Joseph R. Bronson	2005	315,388		53,454		39,975	(1)	—		100,000
President and Member of	2004	67,525	(2)	20,000		—		1,000,001	(11)	212,500	(3)
the Office of Chief	2003	—		—		—		—		—
Executive Officer
Ronald C. Foster	2005	225,289		50,000		—		—		110,000
Chief Financial Officer	2004	—		—		—		—		—
	2003	—		—		—		—		—
Stuart L. Merkadeau	2005	225,784		158,208		—		—		78,000
Senior Vice President,	2004	220,470		128,745		—		—		—
General Counsel and	2003	202,308		98,022		—		—		106,296
Secretary
Benjamin N. Eldridge	2005	231,162		192,968		—		—		83,000
Senior Vice President,	2004	225,000		113,560		—		—		—
Development and Chief	2003	200,915		156,280		—		—		53,703
Technical Officer
Yoshikazu Hatsukano	2005	248,155	(4)	180,380	(4)	46,798	(1)	—		54,000
Senior Vice President of	2004	318,240	(5)	173,301		29,231	(1)	—		—
Asia-Pacific Operations	2003	271,967	(6)	127,316		—		—		44,850
and President of
FormFactor K.K.
Peter B. Mathews	2005	297,407	(7)	—		—		—		79,000
Senior Vice President,	2004	414,325	(8)	10,000		—		—		—
Worldwide Sales	2003	303,147	(9)	—		—		—		52,200

   (1)  Represents a housing allowance.

   (2)  Includes $34,000 which Mr. Bronson received as a Director of our company prior to his employment as our President and Member of the Office of Chief Executive Officer on November 17, 2004.

   (3)  Includes an option to purchase 12,500 shares of our common stock which Mr. Bronson was awarded in his capacity as a Director of our company prior to his employment as our President and Member of the Office of Chief Executive Officer on November 17, 2004.

   (4)  The U.S. dollar equivalent of the salary and bonus, which is paid to Mr. Hatsukano in Japanese Yen, is calculated using the exchange rate at December 31, 2005 of one U.S. dollar to 117.87 Japanese Yen.

   (5)  The U.S. dollar equivalent of the salary, which is paid to Mr. Hatsukano in Japanese Yen, is calculated using the exchange rate at December 25, 2004 of one U.S. dollar to 104.17 Japanese Yen.

   (6)  The U.S. dollar equivalent of the salary, which is paid to Mr. Hatsukano in Japanese Yen, is calculated using the exchange rate at December 27, 2003 of one U.S. dollar to 107.55 Japanese Yen.

   (7)  Includes $56,760 in sales commissions.

   (8)  Includes $223,069 in sales commissions.

   (9)  Includes $132,780 in sales commissions.

(10) Represents the value of 17,000 restricted stock units granted to Dr. Khandros on February 15, 2005, based on the closing market price of our common stock on the grant date. These restricted stock units, which carry no dividend rights, will vest and be converted into shares of our common stock in two equal installments in each April 2006 and 2008. On December 30, 2005, the last trading day of fiscal 2005, the restricted stock units had a value of approximately $415,310.

(11) Represents the value of 38,432 restricted stock units granted to Mr. Bronson on November 17, 2004, based on the closing market price of our common stock on the grant date. These restricted stock units, which carry no dividend rights, will vest and be converted into shares of our common stock in four equal installments in each January 2006, 2007, 2008 and 2009. On December 23, 2004, the last trading day of fiscal 2004, the restricted stock units had a value of approximately $1,032,284.

Option Grants in Fiscal 2005

The following table presents information regarding grants of stock options during fiscal 2005 to our executive officers named in the executive compensation table above. We granted these options to our executive officers under our 2002 Equity Incentive Plan. All of the options listed on the following table expire ten years from the date of grant and were granted at an exercise price per share equal to the closing price of one share of our common stock on the Nasdaq National Market on the date of grant as reported in The Wall Street Journal. The percentage of total options granted to employees in fiscal 2005 is based on options to purchase a total of 2,476,543 shares of our common stock granted in fiscal 2005.

	Individual Grants				Potential Realizable
	Number of	% of Total			Value At Assumed
	Securities	Options			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for
	Options	Employees	Price	Expiration	Option Term
Name	Granted	in Fiscal Year	Per Share	Date	5%	10%
Dr. Igor Y. Khandros	58,000	2.3%	$23.56	2/15/2015	$859,372	$2,177,817
	100,000	4.0	25.39	11/4/2015	1,596,763	4,046,512
Joseph R. Bronson	100,000	4.0	25.39	11/4/2015	1,596,763	4,046,512
Ronald C. Foster	110,000	4.4	22.83	3/2/2015	1,579,343	4,002,365
Stuart L. Merkadeau	28,000	1.1	23.56	2/15/2015	414,869	1,051,360
	50,000	2.0	25.39	11/4/2015	798,382	2,023,256
Benjamin N. Eldridge	28,000	1.1	23.56	2/15/2015	414,869	1,051,360
	55,000	2.2	25.39	11/4/2015	878,220	2,225,582
Yoshikazu Hatsukano	24,000	1.0	23.56	2/15/2015	355,602	901,166
	30,000	1.2	25.39	11/4/2015	479,029	1,213,954
Peter B. Mathews	24,000	1.0	23.56	2/15/2015	355,602	901,166
	55,000	2.2	25.39	11/4/2015	878,220	2,225,582

Potential realizable values are calculated by:

•       multiplying the number of shares of our common stock subject to a given option by the price per share of our common stock on the date of grant;

•       assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

•       subtracting from that result the total option exercise price.

The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock price growth. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

The option for 58,000 shares of our common stock granted to Dr. Khandros vests and becomes exercisable with respect to 50% of the shares on April 3, 2006 and the remaining 50% of the shares on April 3, 2008, and the option for 100,000 shares of our common stock granted to Dr. Khandros, which is exercisable as it vests, vests beginning on April 4, 2005 over a four year period with 25% of the shares subject to the option vesting on each 12 month anniversary of the vesting commencement date. The option for 100,000 shares of our common stock granted to Mr. Bronson, which is exercisable as it vests, vests beginning on November 17, 2005 over a four year period with 25% of the shares subject to the option vesting on each 12 month anniversary of the vesting commencement date. The options for 110,000 shares of our common stock granted to Mr. Foster, which are exercisable as such options vest, vest with respect to 25% of the shares on March 2, 2006 and thereafter, continue to vest over a three year period in equal monthly installments. The option for 28,000 shares of our common stock granted to Mr. Merkadeau vests and becomes exercisable in 12 equal monthly installments beginning on July 5, 2007, and the option for 50,000 shares of our common stock granted to Mr. Merkadeau, which is exercisable as it vests, vests beginning on July 5, 2005 over a four year period with 25% of the shares subject to the option vesting on each 12 month anniversary of the vesting commencement date. The option for 28,000 shares of our common stock granted to Mr. Eldridge vests and becomes exercisable in 12 equal monthly installments beginning on November 21, 2007, and the option for 55,000 shares of our common stock granted to Mr. Eldridge, which is exercisable as it vests, vests beginning on May 21, 2005 over a four year period with 25% of the shares subject to the option vesting on each 12 month anniversary of the vesting commencement date. The option for 24,000 shares of our common stock granted to Mr. Hatsukano, which is exercisable as it vests, vests beginning on December 1, 2005 over a four year period with 25% of the shares subject to the option vesting on each 12 month anniversary of the vesting commencement date, and the option for 30,000 shares of our common stock granted to Mr. Hatsukano, which is exercisable as it vests, vests beginning on March 26, 2005 over a four year period with 25% of the shares subject to the option vesting on each 12 month anniversary of the vesting commencement date. The option for 24,000 shares of our common stock granted to Mr. Mathews vests and becomes exercisable in 12 equal monthly installments beginning on March 6, 2007, and the option for 55,000 shares of our common stock granted to Mr. Mathews, which is exercisable as it vests, vests beginning on March 6, 2005 over a four year period with 25% of the shares subject to the option vesting on each 12 month anniversary of the vesting commencement date.

These options provide that the option holder will receive credit for an additional 12 months of service when calculating the number of shares of our common stock that vest after a change in control of FormFactor where the officer’s employment is terminated without cause within 12 months following the change in control transaction.

Aggregate Option Exercises in Fiscal 2005

The following table presents information concerning the exercise of options during fiscal 2005 held by our executive officers named in the executive compensation table above, and the unexercised options held by them at December 31, 2005. The value realized represents the difference between the aggregate closing price of the shares on the date of exercise less the aggregate exercise price paid. The value of the unexercised options that are in-the-money is calculated based on the difference between $24.43, the closing price per share of our common stock on December 30, 2005, and the exercise price for the shares underlying the option, multiplied by the number of shares. The values of the unexercised options have not been, and may never be, realized.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The Money Options at Fiscal Year-End
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Igor Y. Khandros	—	$—	104,228	288,000	$1,087,098	$691,360
Joseph R. Bronson	—	—	73,666	245,834	190,885	—
Ronald C. Foster	—	—	—	110,000	—	176,000
Stuart L. Merkadeau	—	—	169,275	131,467	2,515,284	287,952
Benjamin N. Eldridge	—	—	333,508	119,800	6,270,526	1,436,984
Yoshikazu Hatsukano	61,016	1,442,330	130,254	92,850	2,302,292	236,771
Peter B. Mathews	29,300	679,068	150,366	119,534	2,622,229	220,713

Certain Employee Benefit Plans

Key Employee Bonus Plan.   Our Board of Directors adopted a 2005 Key Employee Bonus Plan, which provided cash bonuses to our chief executive officer, president, senior vice presidents, vice presidents and other employees based upon the percentage achievement of 2005 corporate objectives and personal objectives for these individuals. The 2005 corporate objectives were based upon our company achieving revenue, operating profit, on-time delivery and new factory ramp-up performance targets. Participant objectives were determined by the Compensation Committee for executive officers, and by management and/or the participant’s immediate supervisor in consultation with the participant for non-executive officers. For each participant, percentage participation rates were based upon the level of that individual’s responsibility and the scope of that individual’s work in our organization. The target bonus amount may be different for any individual, but ranged from 10% to 125% of base salary. This plan is administered by the Compensation Committee. We adopted a key employee bonus plan for fiscal 2006.

Sales Incentive Plan.   Our company has adopted a Sales Incentive Plan that provides incentive commissions to each member of our sales force who is a vice president, director, account manager or regional manager. These commissions are based upon bookings for the region in which the sales member participates and upon personal objectives determined by the management of our company and/or the immediate supervisor of the sales member in consultation with the sales member. The commissions of each participating member of our sales force are calculated based upon a percentage of that member’s base salary with the commission allocated between the bookings targets and the member’s personal objectives. These incentive commissions are paid on a semi-annual basis. This plan is administered by the management of our company.

Equity Incentive Plan.   Our 2002 Equity Incentive Plan authorizes the award of stock options, restricted stock, restricted stock units and stock bonuses to directors, officers, employees and independent contractors of our company. Option grants to executive officers are made at the discretion of our Compensation Committee in accordance with the 2002 Equity Incentive Plan and our company’s written policy on grant timing. The Compensation Committee grants equity awards to executives for, among the reasons described in the “Report of the Compensation Committee” in this Proxy Statement, aligning their interests with the long-term interests of our company’s stockholders, rewarding their performance and contributions to our company, and encouraging them to continue working for FormFactor. Please see “Option Grants in Fiscal 2005” and “Aggregate Option Exercises in Fiscal 2005” for more information regarding grants and exercises in fiscal 2005 of our executive officers. During any calendar year, no person is eligible to receive more than 1,000,000 shares, or 3,000,000 shares in the case of a new employee, under this plan. This plan terminates in 2012, unless it is terminated earlier by our board of directors.

Employee Stock Purchase Plan.   Employees of FormFactor, including our executive officers, members of our board of directors who are employees of FormFactor, or any parent or subsidiary of FormFactor, and who own our common stock or hold options to purchase our common stock in an amount less than 5% of our total outstanding shares, are eligible to participate in our 2002 Employee Stock Purchase Plan. The 2002 Employee Stock Purchase Plan is designed to enable eligible employees to purchase shares of our common stock at a discount on a periodic basis through payroll deductions of between 1% and 15% of their cash compensation. Each offering period under this plan is for two years and consists of four six-month purchase periods. The purchase price for shares of our common stock purchased under this plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. No participant will be able to purchase shares having a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which the employee participates in this plan.

Other Benefit Plans.   Our executive officers are also eligible to participate in our other employee benefit plans, including our 401(k) Plan.

Change of Control, Severance, Employment and Indemnification Agreements

Under our Key Employee Bonus Plan, which provides for performance bonuses to key employees, including our executive officers, if a change in control of our company occurs, all bonus awards will be deemed to have been earned at 100% of the bonus target percentage for the current plan year and will be paid to the participants at that time. This plan is administered by the Compensation Committee.

Our current stock option agreements under our stock option plans for our officers, including our 2002 Equity Incentive Plan, provide that in the event the officer’s employment is terminated without cause within the 12 months following a change in control transaction, the officer will receive credit for an additional 12 months of service for purposes of calculating the number of shares of our common stock that are vested under such option.

In October 1998, we entered into an agreement with Mr. Hatsukano, our Senior Vice President of Asia-Pacific Operations and the President of FormFactor K.K., which provides that if his employment is terminated, he will receive a severance payment equal to one month’s base salary for each year of service to us, with partial years being prorated. If Mr. Hatsukano’s employment is terminated for reasons other than cause, he will receive an additional lump sum payment equal to one month’s base salary. This letter agreement also provides Mr. Hatsukano with a housing and car allowance.

We have entered into change of control severance agreements with each of our executive officers and certain other officers. We adopted these agreements as part of our review of compensation and benefits of our company. Each change of control severance agreement provides for the officer to receive the following severance benefits upon a qualifying termination of employment within one year following a change of control of our company, subject to the officer signing a release of claims against our company:

•       lump sum severance payment equal to one year of base salary and bonus,

•       health benefits continuation for one year (subject to the participating officer’s compliance with a confidentiality agreement and an agreement not to solicit employees of our company for one year after termination), and

•       fully accelerated vesting of options or other equity awards.

Terminations of employment that entitle the officer to receive severance benefits under the change of control severance agreement consist of either termination by our company without cause or by resignation of the officer for good reason (as each of these terms is defined in the agreement) within one year following a change of control.

The change of control severance agreements provide that if payments to an officer are subject to the excise tax imposed by Section 280G of the Internal Revenue Code, the severance benefits will be reduced to the extent that such reduction would increase the benefits received by the officer on an after-tax basis. A “change of control” for purposes of the change of control severance agreements means:  (i) consummation of a merger or consolidation of our company resulting in a change in ownership of more than 40% of the total voting securities of our company, (ii) any approval by the shareholders of our company of a plan of complete liquidation of our company, other than as a result of insolvency, (iii) sale or disposition of all or substantially all of our company’s assets, (iv) acquisition of 40% or more of our company’s voting securities, or (v) during any period of two consecutive years, the current directors (or their successors approved by our Board of Directors) ceasing to constitute a majority of our company’s Board of Directors. The change of control severance agreements do not alter the at-will employment of the officers who have entered into them.

In February 2005, we entered into a letter agreement with Ronald C. Foster providing for his employment as Chief Financial Officer of our company. The letter agreement provides that Mr. Foster will be paid a base salary of $275,000 per year, is eligible to receive a bonus targeted at 70% of his base salary, which was increased by the Compensation Committee to 80% effective January 2006, and may also receive certain equity awards. Additionally, pursuant to the letter agreement, Mr. Foster was paid a sign-on bonus of $50,000. Pursuant to the letter agreement, Mr. Foster was granted, as of his employment start date, options to purchase 110,000 shares of our common stock with an exercise price of $22.83 per share. These options vest over 4 years, with 25% vesting on the first anniversary of Mr. Foster’s employment start date, and the remainder vesting monthly over the following three years.

In November 2004, we entered into a letter agreement with Joseph R. Bronson providing for his employment as President of our company. As approved by the Compensation Committee in fiscal 2005, Mr. Bronson will be paid a base salary of $400,000 per year effective as of October 2005 and is eligible to receive a bonus targeted at 125% of his base salary. Additionally, pursuant to the letter agreement, Mr. Bronson was paid a sign-on bonus of $20,000 and as approved by the Compensation Committee in December 2005, is given a housing allowance of $3,900 per month. Mr. Bronson was granted, as of his employment start date, options to purchase 200,000 shares of our common stock with an exercise price of $26.02 per share. These options vest over 4 years, with 25% vesting on the first anniversary of Mr. Bronson’s employment start date, and the remainder vesting monthly over the following three years. Also, pursuant to the letter agreement, Mr. Bronson was granted, as of his employment start date, restricted stock units which represent the right to receive 38,432 shares of our common stock upon vesting. The restricted stock units vest in four equal installments in January of each of 2006, 2007, 2008 and 2009.

We have entered into indemnification agreements with each of our current directors, executive officers and certain other officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation arrangements that are described above in “Director Compensation,” the option grants and exercises, restricted stock unit grants and exercises, stock purchases and other arrangements that are described in “Executive Compensation and Related Information,” and the registration rights agreements described below, since December 25, 2004, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our common stock or entities affiliated with them had or will have an interest.

Certain of our common stockholders, who own shares of our common stock that were issued upon the automatic conversion of their preferred stock upon the closing of our initial public offering, have registration rights under various agreements to which we are a party. These stockholders include Dr. Igor Y. Khandros, who is our Chief Executive Officer and a Director, Dr. Khandros’ spouse, and Benjamin N. Eldridge, who is our Senior Vice President, Development and Chief Technical Officer.

PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.   Our stockholders may submit proposals on matters appropriate for stockholder action at our annual meetings of stockholders, including director nominations, in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2007 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied, the information required by Rule 14a-8 and our bylaws must be timely submitted to us and such proposals must be received by us no later than December 28, 2006. Such proposals should be delivered or mailed to the attention of our corporate secretary at our principal executive offices, which are FormFactor, Inc., 7005 Southfront Road, Livermore, California  94551, and we also encourage you to send a copy via e-mail to corporatesecretary@formfactor.com.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.   Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, the stockholder must have given timely notice thereof in writing to the corporate secretary not less than 75 nor more than 105 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2007 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by the corporate secretary at our principal executive offices between February 2, 2007 and March 4, 2007. In no event will the public announcement of an adjournment or a postponement of our annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to the corporate secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws and applicable law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of these forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements for the year ended December 31, 2005 were met, except that our company filed, on behalf of Dr. Khandros, a Form 4 for a sale of common stock by Dr. Khandros’ spouse the morning immediately after the due date for filing such form.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the accompanying Notice of Annual Meeting of Stockholders. As to any business that may properly come before the Annual Meeting, however, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the designated proxy holders.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares of FormFactor common stock may be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Stuart L. Merkadeau
Secretary
Livermore, California
April 27, 2006

FormFactor, Inc.

[Name of Stockholder]
[Address]
[Address]

☐	Mark this box with an X if you have made changes to your name or address details above.

2006 Annual Meeting Proxy Card

Your vote is important. Whether or not you plan to attend the 2006 Annual Meeting of Stockholders of FormFactor, Inc. in person, we urge you to complete, date, sign and promptly mail this proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares of our common stock maybe represented at the Annual Meeting.

THE BOARD OF DIRECTORS OF FORMFACTOR RECOMMENDS A VOTE “FOR” THE ELECTION OF THE CLASS III NOMINEES LISTED BELOW TO THE BOARD OF DIRECTORS AND “FOR” PROPOSAL NO. 2.

A	Election of Class III Directors
1.					To elect as Class III directors the following nominees:

	For	Withhold			For	Withhold		For	Withhold

01 - Joseph R. Bronson	☐	☐	02 - James A. Prestridge		☐	☐	03 - Harvey A. Wagner	☐	☐

B	Ratification of Independent Auditor
			For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditor of FormFactor, Inc. for the fiscal year ending December 30, 2006.		☐	☐	☐

Mark this box with an X if you plan to attend the Annual Meeting.			☐

Mark this box with an X if you have made comments below.			☐

Comments:

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This proxy must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on this proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Please complete, date, sign and promptly mail this proxy whether you plan to attend the Annual Meeting or not. If you do attend the Annual Meeting, you may vote in person if you desire.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - FormFactor, Inc.

PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

(This proxy is solicited on behalf of the Board of Directors of FormFactor, Inc.)

The undersigned stockholder of FormFactor, Inc. hereby revokes all prior proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 18, 2006, appoints Stuart L. Merkadeau and Ronald C. Foster, or either of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, par value $0.001 per share, of FormFactor, Inc. held of record by the undersigned stockholder at the close of business on March 31, 2006, at the 2006 Annual Meeting of Stockholders to be held at our offices, located at 7005 Southfront Road in Livermore, California, on Thursday, May 18, 2006 at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned stockholder might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO VOTING CHOICE IS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE CLASS III NOMINEES TO THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL NO. 2.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.